UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2022

Stride, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Corporate Park Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(703) 483-7000

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LRN	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2022, Timothy Medina notified Stride, Inc. (the “Company”) that he would retire from his position as Chief Financial Officer of the Company, effective June 30, 2022, and will remain with the Company as Special Advisor to the Chief Executive Officer until June 30, 2023.  On June 29, 2022, the Board of Directors of the Company appointed Donna Blackman to serve as Chief Financial Officer of the Company, effective July 1, 2022. Mr. Medina will work closely with Ms. Blackman to ensure a smooth and orderly transition of responsibilities.

Ms. Blackman, age 55, has served as the Company’s Chief Accounting Officer and Treasurer since joining the Company in May 2020. Prior to that she served as the Senior Vice President of Business Operations at BET Networks from July 2013 to January 2019, where she oversaw finance, strategy, research, live events, security, facilities, and operations. During her tenure at BET, she also held roles as Senior Vice President and Head of Finance, Senior Vice President, Financial Planning and Analysis, and Senior Vice President Finance and Controller. Earlier in her career, Ms. Blackman worked for Marriott International and KPMG in a variety of leadership roles in accounting and finance. Ms. Blackman earned a Master of Business Administration from the University of Maryland’s Robert H. Smith School of Business and a bachelor’s degree in Accounting from North Carolina State University, and is a certified public accountant.

In connection with her appointment as Chief Financial Officer of the Company, Ms. Blackman will, effective July 1, 2022, be entitled to an annual base salary of $525,000 and a target annual bonus equal to 100% of her annual base salary. Also in connection with her transition to the role of Chief Financial Officer, the Company entered into an executive change in control severance agreement with Ms. Blackman that provides that, upon termination of her employment by the Company without cause or the resignation of employment by her for good reason, in either case, within two years following a change in control of the Company, she will be entitled to receive, subject to signing and not revoking a general release of claims in favor of the Company and continued compliance with certain restrictive covenants, (i) a lump sum severance payment in an amount equal to 1.5 times the standard severance she would be entitled to receive under the Company’s then-prevailing severance practices and 1.5 times her target annual bonus; (ii) reimbursement for the Company paid portion of the COBRA premiums required to continue group medical, dental and vision coverage for her and her covered dependents for a period of up to 12 months following termination; and (iii) accelerated vesting of all unvested equity or equity-based awards, provided that, unless a provision more favorable to her is included in an applicable equity award agreement, any such awards that are subject to performance-based vesting conditions will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement. Ms. Blackman will also be entitled to receive severance pay upon a qualifying termination of employment that is not contemplated by her change in control severance agreement in the amount of 12 months of base salary.

The foregoing description of Ms. Blackman’s change in control severance agreement is qualified in its entirety by the full text of the Company’s Form of Executive Change in Control Severance Agreement, which is included as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 29, 2022, the Company issued a press release announcing the appointment of Ms. Blackman as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

The information included in this Item 7.01 and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall any such information or exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such document.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Executive Change in Control Severance Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 11, 2020, File No. 001-33883)

99.1	Press release, dated June 29, 2022

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stride, Inc.

Date: June 29, 2022	By: /s/ Vincent W. Mathis
Name: Vincent W. Mathis
Title: Executive Vice President, General Counsel and Secretary